Exhibit 10.27

MARKETING PROFIT SHARING AGREEMENT

[IMA Implementing Agreement]

                THIS MARKETING PROFIT SHARING AGREEMENT (this “Agreement”) is entered into as of the 1st day of January, 2002, by and between John Deere Construction and Forestry Equipment Company (“JDCFC”), a Delaware corporation wholly-owned by Deere & Company (“Deere”) and Hitachi Construction Machinery Holding U.S.A. Corporation (“HHUS”), a Delaware corporation wholly-owned by Hitachi Construction Machinery Co., Ltd, (“HCM”).

                WHEREAS, on October 16, 2001, Deere and HCM entered into an Integrated Marketing Agreement (“IMA”) in which they agreed to engage in a joint venture which would integrate their respective marketing organizations in North, Central and South America (“Territory”) for the distribution of certain products as defined in the IMA and ancillary supply agreements (collectively, the “Products”); and

                WHEREAS, the new marketing joint venture will be an unincorporated joint undertaking and will be in addition to the existing manufacturing joint venture established by Deere and HCM in an Agreement dated May 16, 1988 (“1988 JV Agreement”); and

                WHEREAS JDCFC and HHUS agree to work together to achieve, and take mutual responsibility for, the cost reductions and distribution synergies that will result from the combined marketing organizations; and

                WHEREAS, following the integration the parties agreed that all marketing functions previously performed separately by JDCFC, Hitachi Construction Machinery of America (“HCMA”) and Hitachi Construction Machinery of Canada (“HCMC”), would be assumed by JDCFC, utilizing the existing systems and facilities of JDCFC; and

                WHEREAS, the IMA and ancillary supply agreements also provided, among other things, that upon integration of the parties’ marketing organizations profits derived from distribution of Products in the Territory by JDCFC would be shared as follows: JDCFC—60%; HHUS—40%, such profits to be determined in accordance with United States Generally Accepted Accounting Principles (“US GAAP”); and

                WHEREAS, the parties desire to provide further definition with respect to their respective rights and obligations in implementing the profit sharing terms of the IMA.

                NOW THEREFORE, the parties hereto agree as follows:

                1.             In accordance with the terms of the IMA, following integration JDCFC will assume sole responsibility for the distribution of Products within the Territory.

                2.             The Parties anticipate that the integration of their respective marketing organizations will result in substantial cost reductions through, among other things, the sharing of common marketing and product support systems, consolidation of facilities, as well as realization of synergies through integration of their parts distribution systems. It is also anticipated that these benefits will be accomplished by the utilization of systems already in place, or to be put into place at JDCFC, and through the discontinuance of separate systems and operations previously in place at and utilized by HCMA and HCMC.

                3.             As JDCFC has agreed to assume responsibility for the distribution of Products within the Territory, utilizing its existing assets, facilities, systems, personnel and such Hitachi personnel as may be required. No initial cash capital will be contributed by either party in connection with carrying out the functions of the integrated marketing organization. Accordingly, HHUS and its affiliates, including but not limited to HCMA, HCMC, and Deere-Hitachi, shall not acquire any equity ownership in JDCFC or interests in the tangible or intangible assets of

JDCFC or its affiliates, and JDCFC and its affiliates shall not acquire any equity ownership in HHUS or interests in the tangible or intangible assets of HHUS or its affiliates, by virtue of the integration of their respective marketing organizations. To provide further clarity, the parties agree that the mutual benefits anticipated by the integration will be realized through, among other things, improved efficiencies, and eliminating duplication and redundancies within their respective organizations, all of which contribute to the basis for the percentages agreed upon for the sharing of the profits derived from the distribution of Products within the Territory.

                4.             Except as provided in paragraph 8 of this Agreement, the profits and losses derived from distributing Products within the Territory for periods beginning on or after January 1, 2002, shall be shared as follows: JDCFC—60%; HHUS—40%. The Parties acknowledge and agree that the sharing of profits and losses in these percentages is based upon, among other things, the cost reductions agreed upon in the IMA and the synergies achieved from the integration as referred to in the IMA, as well as in paragraph 2 of this Agreement. Accordingly, profit and loss sharing provisions of this Agreement will become effective for Products distributed after the execution of the IMA and at the time the cost reduction provisions become effective, on January 1, 2002. In the event Euclid trucks are not made available due to bankruptcy or other events not attributable to JDCFC or any of its affiliates, the parties agree to increase Deere’s 60 percent split. If the parties cannot agree on a mutually acceptable adjustment, the percentage split shall be determined by arbitration pursuant to the 1988 JV Agreement, section 10.10.

                5.             Profits and losses from the distribution of Products shall be determined in accordance with US GAAP, and shall take into account the following practices:

                (i)            the standard profit by product accounting methods and systems which have been heretofore utilized by Deere, provided that Deere shall provide Hitachi with a description of such standard accounting methods and systems in reasonable details and provided Deere shall have discretionary authority to change such standard accounting methods and systems so long as the new accounting methods and systems are applied consistently within JDCFC and that detailed description of such new methods and systems shall be provided to Hitachi annually; (ii) product or division specific costs shall be directly assigned to such product or division; (iii) allocations of indirect costs shall be in accordance with the standard allocation methods which have heretofore been utilized by Deere provided that: (a) Deere shall provide Hitachi with a description of such standard allocation methods in reasonable detail, (b) such allocation methods use reasonably objective allocation standards, and (c) Deere shall have discretionary authority to change such allocation methods so long as the new allocation methods and systems are applied consistently within Deere and that a detailed description of such new methods and systems shall be provided to Hitachi annually; (iv) all transactions between JDCFC and any of its affiliates shall be conducted on terms and conditions no less favorable to JDCFC than those applicable to arms-length transactions; (v) without limiting 5(i), any gain or loss of JDCFC, Deere or any affiliate of JDCFC or Deere where such gain or loss is not within the scope of the distribution joint venture which is the subject of this Agreement shall not be allocated to the profits and losses subject to sharing hereunder (without limiting the generality of this clause (v), profits and losses attributable to Bell Equipment, Sun State, Deere-Hitachi, IJD, Nortrax, Phoenix, Equipment Savers, Value Parts and Shanghai Leasing currently shall have no impact or effect on the profits and losses subject to sharing hereunder, but subject to inclusion if or when the business of such entity is changed in such a manner that such entity shall become an integral part of the distribution business contemplated by the IMA. The gain or loss from the sale, disposition, restructuring or other corporate adjustment of any of the above entities as currently structured shall not be included in the allocation to the business hereunder provided future benefits are not derived by the business hereunder); (vi) the parties acknowledge and agree that profits and losses determined on a pretax basis may be different from the profits and losses determined for purposes of satisfying the requirements of applicable federal, state, or local tax laws and regulations.

                6.             Profits and losses, as the case may be, as determined pursuant to paragraph 5 of this Agreement, will be distributed to the parties on a pre-income-tax basis.  HHUS’s share of any profits as thus determined will be distributed by a direct payment from JDCFC to HHUS, or such other entity as directed by HHUS, provided that such entity is treated as a domestic corporation for U.S. federal income tax purposes. Likewise, if losses are determined to have occurred, HHUS or its designated entity will reimburse JDCFC for HHUS’s share of such losses as thus determined. All such payments will be made annually, prior to December 31, on a pre-income-tax basis. Notwithstanding the foregoing, JDCFC shall distribute to the parties, at least five (5) business days prior to the due date of each quarterly estimated tax payment, an amount in cash at least sufficient to allow JDCFC and HHUS to pay any United States federal, state and local income taxes required to be paid by each party in respect of the profits allocated to such party pursuant to this Agreement, taking into account payments previously made, and the cumulative amount of profit or loss realized during the taxable year. The amount of such payments shall be determined at the highest net applicable marginal rates applicable to either party. Any such amounts paid shall be treated as an advance of amounts otherwise payable pursuant to this Agreement. In no event shall distribution result in a negative balance in the capital accounts as defined by the Internal Revenue Code of 1986, as amended (the “Code”). Each party shall be required to repay to JDCFC, within ten (10) business days of receiving notice thereof, the amount of any such overpayments made pursuant to this paragraph, as determined by JDCFC in good faith.

                7.             The parties acknowledge and agree that it will be necessary to execute a separate agreement for purposes of carrying out the terms of the IMA and this Agreement in Canada, and that such agreement shall be consistent with and not change or otherwise alter the terms of the IMA or this Agreement.

                8.             Notwithstanding the provisions of paragraph 4 of this Agreement, the parties agree that pretax losses, if any, associated with the distribution of excavators >100MT, shovels, rigid frame haul trucks together with components, attachments and repair parts for such excavators, shovels and haul trucks (“Mining Products”), net of all profits/losses from the distribution of the Mining Products by John Deere Limited in Canada, shall be separately determined as provided in paragraph 4 above, but will not be charged against the profits and/or losses for other Products distributed by JDCFC under the IMA. The parties agree that all losses, if any, from the distribution of Mining Products shall be charged to HHUS, or an entity designated by HHUS, and not charged against the profits or losses attributed to the distribution of other Products under the IMA in arriving at the parties’ profit sharing under this Agreement. All such payments to JDCFC as a result of such loss shall be made annually by December 31.

                9.             Income statements for Products covered by the IMA and this Agreement, used in determining profits and losses pursuant to this Agreement, will be provided by JDCFC to HHUS monthly. JDCFC shall allow HHUS to have an on-line access to its monthly financial statements to the extent such statements relate to the profits and losses subject to sharing hereunder. JDCFC shall use reasonable efforts to respond to HHUS’s inquiries regarding financial and accounting issues relating to such financial statements. Further, HHUS shall have the right to retain KPMG or such other accounting firm which is then the auditor for Hitachi to audit the financial statements and the profit by product methodology, where the frequency of such audit shall not exceed once per year. KPMG will be required to sign a confidentiality agreement prohibiting the sharing of non-excavator/non-Mining Product Profit by Product financial information with HCM, HHUS or any other parties.

                10.           The parties agree that beginning January 1, 2002, and thereafter all Products (whole goods, components, attachments and service parts), purchased by all Deere affiliated companies, including Deere-Hitachi, from HHUS and its affiliated companies for distribution within the Territory will be sold to such Deere affiliates at the prices and in accordance with the terms of the IMA and pertinent supply agreements, taking into account the cost reduction provisions of the IMA, and also taking into account the currency risk sharing agreements then in effect between the parties that will be applied to pricing of Products from HHUS and its affiliates to Deere-Hitachi and from Deere-Hitachi to JDCFC.

                11.           This Agreement shall become effective as of the date hereof and shall continue in full force and effect for an indefinite terms hereafter unless terminated in accordance the provisions of the IMA and the 1988 JV Agreement.

                12.           Each of JDCFC and HHUS shall have the right to terminate this Agreement upon the happening of any of the events enumerated in Section 9.2 of the 1988 JV Agreement provided, however, that this Agreement may not be terminated unless the IMA is also terminated.

                13.           The parties to this Agreement and each of their respective affiliates hereby agree to treat the profit-sharing arrangements created by the IMA and this Agreement as a partnership for all U.S. federal, state and local income tax purposes, except as otherwise required by applicable law, and shall file all relevant tax returns, information returns and other relevant filings in a manner consistent with such treatment. JDCFC shall be the “Tax Matters Partner” of the partnership within the meaning of Section 6231 (a)(7) of the Code, shall make all elections for the partnership provided for in the Code, and shall act for and on behalf of the partnership to the extent permitted by Code Sections 6221 through 6233.

                14.           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                15.           This Agreement supersedes all prior understandings and agreements of the parties with respect to the matters covered herein, and shall operate as additions to the IMA and, except as modified by this Agreement, the IMA shall remain in full force and effect.

                16.           The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed-upon by them in writing.

                17.           This Agreement is executed in English, which shall be the controlling text and this Agreement and all related agreements (unless otherwise provided therein) shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed therein.

                18.           This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

                19.           If any term, restriction or covenant of this Agreement is deemed illegal or unenforceable under the laws of the State of Illinois (or any other law deemed by a court of competent jurisdiction to be controlling), or if any application of any term, restriction or covenant of this Agreement to any person or circumstance is deemed illegal or unenforceable, the parties shall in good faith negotiate changes to the unenforceable term, restriction or covenant so that the original intent of such term, restriction or covenant is preserved insofar as is permissible by law.

                20.           Any notice, request, information or other document given hereunder to any of the parties by any other party shall be in writing and sent to those persons identified, and in accordance with the terms of Section 10.8 of the 1988 JV Agreement.

                21.           Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, which is unresolved within 90 days (or such other period as may be established by mutual agreement of the parties) of first written notification by either party, shall be settled by binding arbitration in accordance with the terms of the 1988 JV Agreement.

                IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

JOHN DEERE CONSTRUCTION AND FORESTRY COMPANY		HITACHI CONSTRUCTION MACHINERY HOLDING U.S.A. CORPORATION

By:	/s/ Roger L. Bridges	By:	/s/ Toru Sakai
Name:	Roger L. Bridges	Name:	Toru Sakai
Title:	Vice President	Title:	President and CEO